Exhibit 5.34

CONSENT OF P. GAULTIER

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Philippe Gaultier
By:	Philippe Gaultier, Mech. Eng., M.A.Sc.
Title:	General Manager Engineering and Construction

Dated:	January 15, 2014